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                                                                     EXHIBIT 5.1


                                 March 30, 1999

Equalnet Communications Corp.
1250 Wood Branch Park Drive
Houston, Texas 77079

Gentlemen:

          We have acted as counsel to Equalnet Communications Corp., a Texas corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed offering of up to 23,723,963 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), by certain shareholders of the Company and by certain entities that have rights to acquire shares of Common Stock from the Company. The Shares include (x) (1) 1,000,000 outstanding shares of Common Stock held by LIMIT LLC (d/b/a/ ACMI) ("ACMI") and 1,500,000 shares of Common Stock issuable by the Company pursuant to the terms of an Amended and Restated Asset Purchase Agreement dated effective as of November 6, 1998 (the "Acquisition Agreement") among ACMI Acquisition Corp., the Company, ACMI and the members of ACMI, which Acquisition Agreement provides for the acquisition of the business and assets of ACMI by a wholly owned subsidiary of the Company in exchange for shares of Common Stock, and (2) 300,000, 10,000, 100,000, 226,120, 2,000,000 and 30,000 outstanding shares of Common Stock held by James T. Harris, Bernice Arceneaux, Michael H. Hlinak, Dean H. Fisher, Willis Group LLC and Ronald J. Salazar, respectively, and (y) shares of Common Stock that are issuable by the Company upon (1) the conversion of (a) 2,000 shares of Series A Convertible Preferred Stock of the Company (the "Series A Preferred"),
(b) 3,000 shares of Series B Senior Convertible Preferred Stock of the Company (the "Series B Preferred"), (c) 206,707 shares of Series C Convertible Preferred Stock of the Company, (d) $3,081,032 aggregate principal amount of 6% Senior Secured Convertible Notes of the Company (the "Notes"), (e) 3,850 shares of Series D Convertible Preferred Stock of the Company (the "Series D Preferred"), and (f) additional 6% Senior Secured Convertible Notes of the Company issuable as payment-in-kind interest on the Notes (the "Interest Notes") and additional shares of Series D Convertible Preferred Stock of the Company issuable as payment-in-kind dividends on the Series D Preferred (the "Dividend Shares"), and
(2) the exercise of certain warrants of the Company (the "Warrants") granting the holders thereof rights to purchase, in the aggregate, 1,260,232 shares of Common Stock.

          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the articles of incorporation of the Company, the
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resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Shares, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1. The Company is a corporation validly existing and in good standing under the laws of the State of Texas.

          2. The Shares that are issued and outstanding on the date hereof (the "Outstanding Shares") are duly authorized, validly issued, fully paid and nonassessable.

          3. The Shares other than the Outstanding Shares and the Shares issuable upon conversion of Interest Notes or Dividend Shares have been duly authorized and, when issued, delivered and paid for (a) pursuant to and in accordance with the terms of the Acquisition Agreement or (b) upon the conversion or exercise of, and in accordance with the terms of, the Notes, the Series A, Series B, Series C and Series D Preferred and the Warrants, and assuming that, at the time of issuance of any shares of Series D Preferred issued as payment-in-kind dividends upon other shares of Series D Preferred, an amount of surplus not less than the aggregate par value of such shares was transferred to the Company's stated capital, such Shares will be validly issued, fully paid and nonassessable.

          4. Any Shares issued upon the conversion of Interest Notes or Dividend Shares, when duly authorized pursuant to adoption by the Board of Directors of the Company of one or more resolutions in form and content as required by applicable law, and when issued, delivered and paid for (a) in accordance with the terms of such resolution(s) and (b) upon the conversion of, and in accordance with the terms of, the Interest Notes or the Dividend Shares, and assuming that (i) in the case of Dividend Shares, at the time of issuance of any Dividend Shares an amount of surplus not less than the aggregate par value of such Dividend Shares was transferred to the Company's stated capital, and (ii) the Company shall have sufficient authorized but unissued shares of Common Stock to so issue such Shares, such Shares will be validly issued, fully paid and nonassessable.

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          The opinions expressed herein are limited to the corporate laws of the
State of Texas, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the prospectus contained therein.

                              Very truly yours,

                              /s/ Weil, Gotshal & Manges LLP

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